CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Harley-Davidson Retirement Savings Plan for Salaried Employees, Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Bargaining Unit Employees, Harley-Davidson Retirement Savings Plan for Kansas City Hourly Bargaining Unit Employees, Harley-Davidson Retirement Savings Plan for York Hourly Bargaining Unit Employees and the Buell Motorcycle Company Retirement Savings Plan of Harley-Davidson, Inc. (collectively the "Plans") of our reports (a) dated January 16, 1999, with respect to the consolidated financial statements and schedules of Harley-Davidson, Inc. incorporated by reference in its Annual Report (Form 10-K) and (b) dated May 7, 1999, with respect to the financial statements and schedules of the Harley-Davidson Retirement Savings Plan for Salaried Employees and the Harley-Davidson
Retirement Savings Plan for Milwaukee and Tomahawk Bargaining Unit Employees included in the Plans' Annual Reports (Forms 11-K), both for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
December 30, 1999